Exhibit 11.11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our reports dated December 16, 2020, relating to the financial statements of MediFarm I, LLC appearing in the Offering Circular, which is a part of such Offering Statement, and to the reference to us under the heading “Experts” in such Offering Circular.

www.kkmehtacpa.com

Garden City, New York

December 22, 2020